Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 12, 2009, relating to the 2008 financial statements of BorgWarner Inc. and Consolidated Subsidiaries (before retrospective adjustments) (not presented herein) appearing in the Annual Report on Form 10-K of BorgWarner Inc. for the year ended December 31, 2010, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Detroit, Michigan

February 11, 2011